SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  October 11, 2010

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu	150060
Harbin Kai Fa Qu, Harbin, China
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On October 11, 2010, Harbin Electric, Inc. (the “Company”) issued a press release announcing that its Board of Directors has received a proposal letter from its Chairman and Chief Executive Officer of the Company, Mr. Tianfu Yang ("Mr. Yang") and Baring Private Equity Asia Group Limited ("Baring") for Mr. Yang and an investment fund advised by Baring (the "Baring Fund") to acquire all of the outstanding shares of common stock, par value $0.00001 per share (“Common Stock”) of the Company not currently owned by Mr. Yang and his affiliates in a going private transaction for $24.00 per share in cash, subject to certain conditions. Mr. Yang owns 31.1% of the Company’s Common Stock.  According to the proposal letter, an acquisition vehicle for the purpose of completing the acquisition will be formed and the acquisition is intended to be financed with a combination of debt and equity capital. The proposal letter states that the equity portion of the financing would be provided by Mr. Yang, the Baring Fund and related sources. The proposal letter also states that Goldman Sachs (Asia) LLC ("Goldman") is acting as financial advisor to the acquisition vehicle to be formed by Mr. Yang and the Baring Fund.

The Company’s Board of Directors has formed a special committee of independent directors consisting of David Gatton, Boyd Plowman and Ching Chuen Chan (the "Special Committee") to consider this proposal.  The Special Committee intends to retain independent advisors, including an independent financial advisor, to assist it in its work. No decisions have been made by the Special Committee with respect to the Company's response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. A copy of the press release is filed herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Exhibits

99.1           Press Release dated October 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name:	Tianfu Yang
Title:	Chairman and Chief Executive Officer

Dated: October 12, 2010